EXHIBIT 10.1

VAPOR CORP.

BINDING TERM SHEET FOR PROPOSED MERGER AND FINANCING TRANSACTIONS

This binding term sheet (this “Term Sheet”) summarizes the principal terms of (a) a proposed merger transaction (the “Merger”) between Vapor Corp., a Delaware corporation (“Vapor”), and Vaporin, Inc., a Delaware corporation (“Vaporin”), and (b) three related Financings (as defined herein) for Vapor. The Merger and these Financings are sometimes collectively referred to herein as the “Transactions”. Vapor and Vaporin are each sometimes referred to as a “Party” and collectively as the “Parties”.

Structure of the Merger; Surviving Corporation	Vapor and Vaporin would consummate a statutory merger in accordance with the laws of the state of incorporation of each corporation. Vapor would be the surviving corporation in the Merger.
Merger Consideration
Upon the consummation of the Merger, the shareholders of Vaporin will receive shares of the common stock of Vapor sufficient to give Vaporin shareholders ownership of a percentage of the total outstanding capital stock of Vapor equal to 45.0% of the combined company, subject to adjustment based on the Fairness Opinions (as defined herein).

Fairness Opinions
The consummation of the Merger shall be conditioned on, among other things, the receipt by each of Vapor and Vaporin of an independent fairness opinion (each, a “Fairness Opinion”) issued by a separate independent investment bank which provides a favorable opinion regarding the financial terms and conditions of the Merger. These investment bankers shall be chosen by Vapor and Vaporin, respectively, and the interpretation of the results of each Fairness Opinion shall be determined by the Party that engaged the respective investment banker in that Party’s sole discretion. Each Party shall be responsible for all of the fees and expenses incurred in connection with the preparation of a Fairness Opinion.

Registration Statement
The Parties anticipate that a Registration Statement (the “Registration Statement”) on Form S-4 will be required in connection with the Merger. Each Party shall cooperate with and shall promptly perform all actions and provide all information and documents to the other Party as required or desired by such other Party in connection with the preparation, filing, and effectiveness of this Registration Statement. The consummation of the Merger would be conditioned on this Registration Statement being declared effective by the Securities and Exchange Commission and no stop orders from any regulatory authority being in place.

Financing Transactions	Subject to the limitations contained in this Section, the following amounts of financing will be made available to Vapor:
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A bridge financing (the “Bridge Financing”) of $1,000,000 to be funded by Michael Brauser and Barry Honig (or their affiliates) within five (5) days after the execution of this Term Sheet on the terms described on the Financing Term Sheet included as Exhibit A.   .

	■	A total of $3,500,000 (the “Closing Financing”) to be funded contemporaneously with the consummation of the Merger. This Closing Financing will consist of common stock (with 100% warrant coverage) at a share price (“Per Share Price”) equal to the lesser of: (i) 80% of Vapor’s Volume Weighted Average Price (“VWAP”) on the five trading days after the announcement of Vapor’s preliminary third quarter results or (ii) 80% of Vapor’s VWAP on the five trading days prior to the closing of the Merger (beginning with the day prior to the Merger closing). The warrants will be exercisable at 125% of the Per Share Price, have cashless exercise rights and will be exercisable for a five year period. The holders of the common stock and warrants will have full-ratchet rights. Messrs. Brauser and Honig (or their affiliates) will lead the Closing Financing. The funds for the Closing Financing will be placed into an escrow account with an escrow agent satisfactory to all parties at least ten (10) days prior to the closing date of the Merger, and such funds will be released to Vapor at the same time as the consummation of the Merger.

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A total of $20,000,000 to $25,000,000 (the “Subsequent Financing”) to be funded after the consummation of the Merger. This investment shall be made pursuant to a disbursement schedule and shall be subject to Vapor’s compliance with certain financial covenants and restrictions and Vapor’s achievement of certain performance-based metrics. This disbursement schedule, these financial covenants and restrictions, and these performance-based metrics will be negotiated and finalized prior to the consummation of the Merger and will be reflected in an agreement (“Financing Agreement”) which will be executed contemporaneously with the signing of the definitive Merger Agreement. The Financing Agreement for the Subsequent Financing will provide that certain Vaporin stockholders will be subject to certain penalties if the Subsequent Financing is not consistent with the terms of the Financing Agreement. These penalties could include the return of some of the shares of Vapor common stock received in the Merger.

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The terms and conditions of the Subsequent Financing, including the share purchase price and any other economic terms, shall be no less favorable to Vapor than the equivalent terms and conditions of the Bridge Financing and/or the Closing Financing (whichever is more favorable to investors).

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In partial consideration of the role of Messrs. Brauser and Honig in the successful consummation of the Bridge and Closing Financings, one or more of them shall have the right to collectively appoint a total of two members of Vapor’s Board of Directors; provided, however, that all such appointees shall be reasonably acceptable to Vapor. Vapor’s Board of Directors shall consist of a total of five members. If in the future the Board of directors is increased, such party or parties shall have the right to appoint one less than a majority of the number of directors. Vapor agrees to nominate the designees at its next annual meeting of stockholders and recommend to its stockholders the election of such designees at any subsequent stockholders’ meetings at which directors are elected through December 31, 2015. If any aspect of the Subsequent Financing  does not occur for any reason other than Vapor’s failure to comply with the financial covenants or restrictions or the performance-based metrics or Vapor choosing not to proceed with a Subsequent Financing for any reason, this right to appoint Vapor Board of Directors members shall immediately terminate in all respects.

■	The Bridge Financing, the Closing Financing, and the Subsequent Financing are collectively referred to herein as the “Financings”.

■	Any shares of Vapor stock issued in connection with any Financing shall be unregistered but shall be subject to standard “piggyback” registration rights.

■	As a condition to the purchase of any Vapor stock purchased or received in any of the Financings, the recipient of such stock shall enter into standard stockholder or voting agreements which shall be agreed to in form and substance by both Vaporin and Vapor at the time of executing the Merger Agreement.

	■	The decision to accept the terms and conditions of and to proceed with the Subsequent Financing shall be in Vapor’s sole discretion.

Transaction Documents
The proposed Merger will be completed in accordance with terms and conditions to be set forth in a definitive merger agreement (the “Merger Agreement”) which shall be mutually satisfactory in form and substance and all of which shall include closing conditions, representations and warranties, and covenants of the parties customary in transactions of this type. The definitive Merger Agreement shall be signed within forty-five (45) days after the execution of this Term Sheet by both parties. If this definitive Merger Agreement is not signed by all parties by the end of this forty-five (45) day period, then either party may terminate this Term Sheet by written notice to the other party and not be obligated to proceed with the Merger. Without limiting the generality of the foregoing, the Merger Agreement would provide for the following:

(i) Representations and Warranties. The Merger Agreement shall contain standard parallel representations and warranties of the Parties, including, without limitation, due authorization, capitalization, corporate power, ownership of intellectual property, no brokers, and taxation.

(ii) Conditions to Closing. The Merger Agreement shall contain standard conditions to closing, including, without limitation, the execution of a Financing Agreement for the Subsequent Financing, the receipt of all required stockholder votes (including any “majority of the minority” vote if applicable), the effectiveness of the Registration Statement, the presence of no stop orders, the consummation of the Closing Financing contemporaneously with the consummation of the Merger, the completion of due diligence investigations satisfactory to each party, and the receipt by both parties of all required regulatory approvals, including any required approvals from NASDAQ.

Due Diligence Reviews
Each Party to the Merger shall promptly conduct a full due diligence review of the other Party, including, without limitation, business, legal, accounting, tax, and technology due diligence items. Any due diligence review conducted by Vaporin shall be coordinated through one designated representative. All due diligence reviews shall be completed within thirty (30) days after the execution of this Term Sheet by both Parties.

Miscellaneous:
Confidentiality:  Each of the Parties covenants and agrees that for a term beginning on the date of signing of this Term Sheet and ending on the second anniversary of such signing not to disclose the terms of this Term Sheet to any person other than the respective parties’ representatives and advisors who have a need to know, without the written consent of all of the other Parties. The Parties will enter into separate Confidentiality Agreements promptly after the execution of this Term Sheet.

No Announcements:  No Party shall make any public announcement of any kind (oral or written and including any press releases) regarding this Term Sheet or any of the components or provisions of the proposed Transactions discussed herein without the prior written consent of all Parties; provided, however, that any Party can take any actions required to comply with applicable laws and regulations.

No Shop Provision:  Until March 31, 2015, neither Vapor nor Vaporin shall enter into any discussions or negotiations of any kind (written or oral) with any entity or person other than the other Party, perform any actions of any kind that are inconsistent in any way with the matters discussed in this Term Sheet, or entertain, solicit, or consider any offers, terms, conditions, or provisions from any entity or person other than the Parties hereto regarding any transaction involving a sale of all or substantially all of the assets of the Parties, a merger, consolidation, or recapitalization of the Parties, or any similar transaction; provided, however, that if Vapor or Vaporin receives any communications from a third party about a merger, consolidation or sale of all or substantially all of its assets (any, an “Acquisition Proposal”) and it is advised by its counsel that its Board of Directors is required under the Delaware General Corporation Law to consider such Acquisition Proposal, it may consider such Acquisition Proposal and take actions in furtherance of it without breaching this No Shop provision. Vapor or Vaporin, as the case may be, shall promptly notify the other Party orally and in writing in the event that it receives any Acquisition Proposal or inquiry related thereto. Nothing contained herein shall preclude a party from complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934.

Expenses:  Each Party to the Transactions will pay its own fees and expenses associated with the Transactions, including all legal and accounting fees and any fees and costs associated with its respective Fairness Opinion.

Due Authorization for Execution. The execution of this Term Sheet on behalf of both Vapor and Vaporin has been duly authorized by all required corporate actions and procedures.

No Hiring or Solicitation of Employees or Consultants.  If the Transactions are not consummated for any reason, neither Vaporin nor Vapor shall, for a period  ending on March 31, 2016 (the “Termination Date”), hire, engage as a consultant (directly or indirectly), or solicit for employment or engagement as a consultant (directly or indirectly) any employee or consultant of the other Party who is  employed or engaged as a consultant by such other Party or who was employed or engaged as a consultant by such other Party at any time within the  six months immediately preceding the date of the proposed hiring or engagement of such employee or consultant.

Governing Law:  This Term Sheet shall be interpreted and enforced under the laws of the State of Florida without giving effect to its conflicts of law principles.

Counterparts:  This Term Sheet may be executed in separate counterparts, and all such executed counterparts together shall be deemed to be fully effective and to be one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, The undersigned parties have caused this Term Sheet for Proposed Merger and Financing Transactions to be executed on November 6, 2014.

VAPOR CORP.

By	/s/ Jeffrey Holman
Name:	Jeffrey Holman
Title:	Chief Executive Officer

VAPORIN, INC.

By	/s/ Greg Brauser
Name:	Greg Brauser
Title:	Chief Operating Officer

EXHIBIT A

SUMMARY OF TERMS CONVERTIBLE BRIDGE NOTE

The terms and conditions presented below do not constitute any form of binding contract but rather are solely for the purpose of outlining those terms pursuant to which a definitive agreement may ultimately be entered into. This Term Sheet does not purport to summarize all the terms, conditions, covenants, representations, warranties and other provisions which would be contained in the definitive legal documentation for the financing contemplated herein. Closing is contingent upon completion of due diligence and final negotiation and execution of satisfactory documentation containing customary closing conditions, representations, warranties, etc.

Dated: November 6, 2014

Company	Vapor Corp., a Delaware corporation (the “Company”)
Securities:	$1,000,000 senior secured convertible notes (the “Notes”) and warrants (the “Warrants”) to purchase shares of the Company’s common stock (the “Common Stock”)
Investors:	Michael Bruaser or his affiliates (the “Investors”)
Closing Date:	Within 5 Days of the execution of this Term Sheet
Maturity Date	Unless earlier converted or redeemed, the Notes will mature on the one (1) year anniversary of the Closing Date (“Maturity Date”).
Interest
The Notes bear interest at a rate of 7% per annum, subject to increase to 15% per annum upon the occurrence and continuance of an event of default (as described below). Interest on the Notes is payable monthly in shares of Common Stock or cash, at the Company’s option. Interest on the Notes is computed on the basis of a 360-day year and twelve 30-day months and is payable in arrears monthly and is compounded monthly.

Conversion
The Notes shall be convertible into shares of Common Stock at a per share price of equal to the lesser of (i) $2.00, or (ii) 80% of the average VWAP over the three trading day period immediately prior to the Closing Date (the “Conversion Price”).

Warrants:	100% Warrant coverage. The Warrants will be exercisable on the issuance date through the fifth anniversary of the issuance date.

The Warrants will be exercisable at an initial exercise price equal to $2.75 per share. The exercise price of the Warrants is subject to adjustment for stock splits, stock dividends, combinations or similar events. .

Placement Agent:
Palladium Capital Advisors LLC (“Palladium”) on a best efforts basis. Palladium shall be paid 5% of the gross proceeds from the sale of the Note payable on the Closing Date. In addition, Palladium shall receive a warrant on equivalent terms to the Warrants in an amount equal to 5% of the shares sold or issuable upon conversion of the Notes.

Legal Fees:	The Company shall be responsible for all legal fees of outside counsel and disbursements up to $25,000.
Binding Effect:
This Term Sheet is intended to be binding on the parties, including the Investors, of their mutual intent on proceeding with a financing transaction pursuant to a definitive agreement and related transaction documents prior to the Closing Date. The financing shall be completed in accordance with terms and conditions set forth in the Note transaction documents, all of which shall be mutually satisfactory in form and substance and all of which shall include representations and warranties and covenants of the parties customary in transactions of this this type.

Effect of Termination
In the event that, following the execution and delivery of the final transaction documents, the Company or the Investors (the “Defaulting Party”) terminates the transaction not in accordance with the terms set forth herein, the Defaulting Party shall be obliged to pay to all of the non-terminating party’s actual deal related expenses.

Counterparts
This term sheet may be executed in any number of counterparts and by facsimile or email transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement.  Facsimile or email signatures shall be deemed to be original signatures for all purposes.

Accepted and Acknowledged

VAPOR CORP.

By:	/s/ Jeffrey Holman
Name: Jeffrey Holman
Title: CEO

PALLADIUM CAPITAL ADVISORS LLC

By:	/s/ Joel Padowitz
Name: Joel Padowitz
Title: CEO

BY THE INVESTORS:

MICHAEL BRUASER

By:	/s/ Michael Brauser
Name:	Michael Brauser

BARRY HONIG

By:	/s/ Barry Honig
Name:	Barry Honig

This Term Sheet is intended to be a binding obligation of the Investor’s and the Company only. The failure of any party to consummate a transaction shall not represent a breach of any obligation by the Placement Agent or its representatives.